Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Delays Third Quarter Form 10-Q Filing to Complete Restatement of Results of Prior Periods

Restatement will have no material cumulative impact on EBITDA, net cash position or cash flow

Third quarter results expected to continue positive trend

Alpharetta, GA. — January 20, 2009—Cellu Tissue Holdings, Inc. (the “Company”) announced today that the filing of its third quarter Form 10-Q for fiscal year 2009 will be delayed beyond the January 20, 2009 extended due date.  On January 8, 2009, the Company announced that it was reviewing its financial statements for the 2007 and 2008 fiscal years, as well as its quarterly financial statements for the first two quarters of fiscal 2009.  This review has been completed and a determination made that a restatement of these financial statements is necessary.  The restatements will make corrections related to (i) accounting for deferred income taxes in connection with purchase accounting applied in fiscal 2007, (ii) classification of shipping and handling costs in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, (iii) accounting for derivative instruments, (iv) accounting for foreign exchange gains and losses in fiscal 2007 and 2008, and (v) other miscellaneous adjustments that were initially deemed to be not material by management, either individually or in the aggregate.  Accordingly, the Company’s previously reported financial statements for the fiscal years 2007 and 2008, included in its Annual Report on Form 10-K for the year ended February 29, 2008, and the first two quarters of fiscal year 2009, included in its Quarterly Reports on Form 10-Q for the quarterly periods ended May 29, 2008 and August 28, 2008 should no longer be relied upon.  The restatements, which are discussed in more detail below, will have no material impact on earnings before interest, taxes, depreciation and amortization (EBITDA) and no impact on the Company’s net cash position or cash flow.

Deferred taxes associated with purchase accounting

The Company erroneously recorded a deferred tax asset on the contingent consideration, specifically the earn-out due from the Company to its former owners.  This earn-out was recorded in June 2006 as part of purchase accounting under SFAS 141 in connection with the acquisition of the Company by Weston Presidio. The Company expects to correct this error by (i) reducing the deferred tax asset amount recorded in purchase accounting for the contingent consideration; (ii) increasing the fair value allocated to acquired property, plant and equipment and trademarks; (iii) increasing deferred tax liabilities associated with the increased fair value allocated to property, plant and equipment; and (iv) increasing goodwill.

The increase in property, plant and equipment is expected to result in increased depreciation expense of approximately $2.2 million over the entire restatement period.

This error has no impact on reported EBITDA, net cash position or cash flow and does not impact the Company’s past or future cash tax obligations.

Shipping and handling fees and costs

The Company has reviewed its interpretation of EITF 00-10 regarding shipping and handling fees charged to customers and concluded that shipping and handling fees charged to customers should be classified as cost of goods sold.  Historically, the Company has classified outbound shipping and handling costs as a reduction of sales, which is inconsistent with the accounting in accordance with EITF 00-10.  This classification has been consistently disclosed in the Company’s public filings.  This reclassification will have no impact on the Company’s gross profit, EBITDA, net income, net cash position or cash flow.

Foreign exchange gains and losses

The Company has determined that it incorrectly recorded the remeasurement of an intercompany loan account with its foreign subsidiary through other comprehensive income.   In accordance with FASB Statement No. 52, Foreign Currency Translation, the remeasurement of the portion of the loan functioning as a short-term settlement account and not a permanent investment should have been recorded to earnings.  The Company anticipates that the correction of this error will have a cumulative favorable impact on EBITDA over the restatement period of approximately $0.4 million.

Derivatives

The Company’s has determined that its documentation relating to derivative instruments entered into in fiscal 2007 and 2008 did not meet the requirements of SFAS 133, Accounting for Derivative Instrument and Hedging Activities.  The Company expects to correct this error by adjusting (i) cost of goods sold and (ii) accumulated other comprehensive income for the mark-to-market adjustment in each corresponding period.  The correction is anticipated to decrease EBITDA by approximately $0.6 million over the entire restatement period.

Other miscellaneous adjustments

The Company has determined that the other miscellaneous adjustments to the financial statements for the periods in question are expected to have no cumulative impact on the Company’s gross profit, EBITDA, net income, net cash position or cash flow.

Summary

The Company anticipates that the restatement will have a $0.2 million negative impact on EBITDA over the entire restatement period and that net income is expected to be negatively impacted by approximately $1.5 million over that period, driven primarily by the increase in depreciation expense.

The Company is working to finalize the fiscal year 2009 third quarter 10-Q and the restated financial statements that will reflect the adjustments described in this press release and anticipates filing the aforementioned financial statements in the near future.  Accordingly, the amounts described in this press release reflect the Company’s current estimates of these adjustments, and the actual adjustments to be reflected in the Company’s restated financial statements could vary from these estimates.

The Company is in the process of assessing the impact that the results of its review may have on the effectiveness of its disclosure controls and procedures, as well as its internal control over financial reporting.

Third quarter results

The results of the Company’s recently completed third quarter ended November 27, 2008 will include the benefit of the Atlantic Paper & Foil acquisition for the full period and are expected to demonstrate continued favorable and improving results.

“Our business remains strong and the restatement does not adversely affect our business.  We continue to successfully execute on our strategies and plans to grow the Company,” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings, Inc.

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to statements regarding the results of the Company’s revisions to prior period financial statements, the Company’s estimates of the impact of such revisions on certain prior periods or the Company’s future financial performance, the results of the Company’s third quarter, the Company’s expected timing of filing its third quarter Form 10-Q and its amended periodic reports reflecting the restated financial statements.  All of these statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements.  All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update or revise any such forward-looking statements.